EXHIBIT 10.3

May 11, 2016

Michael Polk
Via email

Dear Mike,

I am very pleased to offer you the revised compensation for your role as Chief Executive Officer of Newell Brands Inc. (“Newell” or “Company”). This position will be located in our corporate headquarters to be located in New Jersey effective September 1. Your employment will be in all respects governed by the terms set forth in your previously agreed compensation arrangement dated June 23, 2011, subject to the following modifications:

•	Your starting salary will be $56,250 per pay period (paid semi-monthly), $1,350,000 annualized.

•
You will be eligible to participate in the Newell Leadership Equity Award Program (LEAP), subject to its terms, with a target annual award having a grant value of 861% of your annual base salary amount. Your LEAP award for 2016 shall be granted at the same time as other 2016 LEAP awards are granted to senior executives of the Company generally. Long-term incentive awards at your level are expected to be 100% performance-based restricted stock units, as decided by the Organizational Development and Compensation Committee of the Board of Directors (the “Committee”). Actual share payouts for performance-based LEAP awards may range between 0-200% of target based on Company and individual performance. The final terms of all LEAP grants shall be as determined by the Committee.

•
You will be eligible to participate in our Management Bonus Plan. Your target bonus will be 150% of earned base salary. Your bonus payout opportunity ranges from 0-200% of your targeted payout amount. Payout targets and bonus criteria are reviewed each year and may change from time to time.

•	All other components of your previous compensation arrangement will remain in effect.

Mike, we are pleased you will continue to support our company Growth Game Plan and contribute to Newell’s success.

Sincerely,

/s/ Michael T. Cowhig
Michael T. Cowhig
Chairman of the Board of Directors

Accepted this 11th day of May, 2016:

/s/Michael B. Polk
Signature